Exhibit 99.1

Gap Inc. Appoints Kirsten Green to Board of Directors
SAN FRANCISCO – September 15, 2026 – Gap Inc. (NYSE: GAP) today announced the appointment of Kirsten Green, Founder and Managing Partner of Forerunner, to the company’s Board of Directors, effective immediately.
A leading venture capital investor, Green brings more than two decades of experience recognizing fundamental shifts in how people relate to the world and supporting the leaders who translate those shifts into generation-defining companies. Since founding Forerunner in 2012, she led the firm to partner with more than 100 companies from their earliest stages through scale, including OURA, Chime, Hims & Hers, Faire, Wispr Flow, Suno, Warby Parker, Dollar Shave Club, and Town.
“Kirsten has a demonstrated ability to anticipate shifts in consumer behavior, meet customers where they are, and translate those insights into meaningful business opportunities,” said Richard Dickson, President and CEO of Gap Inc. “Her perspective will be valuable as we build on the renewed strength of our iconic brands, deepen their cultural relevance, extend their reach, and create new avenues for long-term growth.”
“Kirsten understands what it takes to turn bold ideas into lasting sources of growth,” said Mayo A. Shattuck III, Chair of the Board, Gap Inc. “Her experience partnering with businesses as they evolve and scale will add an important dimension to our Board.”
Green founded Forerunner in 2012 with the belief that the way people relate to the world was fundamentally shifting—and that founders who understood those shifts earliest could go on to define and disrupt their categories. Under her leadership, Forerunner has raised nearly $3 billion from leading institutional investors and established a track record of engaged founder partnerships from seed stage through IPO.
Green has earned 10 consecutive appearances on the Forbes Midas List, alongside recognition among TIME’s 100 Most Influential People, Forbes’ World’s 100 Most Powerful Women, Barron’s Most Influential Women in Finance and The New York Times’ Top 20 Venture Capitalists.
“Gap Inc.’s brands have an extraordinary place in people’s lives and in culture,” said Green. “I’m inspired by the momentum Richard and the team have created and the opportunity ahead to build on that legacy. I’m honored to join the Board and contribute to the company’s continued growth.”
Green’s appointment comes as Gap Inc. builds on the progress of its transformation, strengthening its core businesses while pursuing opportunities to extend the relevance and reach of its brands, including its recent expansion into beauty and accessories.
About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women, children worldwide through Company-operated and franchise stores and e-commerce sites. Through Encore, its cross-brand membership program, Gap Inc. connects members across its portfolio to rewards, benefits and exclusive experiences. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Media Relations Contact:
Press@gap.com